EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: David R. Ball
Telephone: (414) 235-5344

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin
Announces Financial Results for the Quarter and Nine Months Ended September 30, 2022

Greenfield, Wisconsin – November 8, 2022 - 1895 Bancorp of Wisconsin, Inc. (NASDAQ: BCOW) (the “Company”), the holding company for PyraMax Bank, today announced unaudited financial results for the quarter and nine months ended September 30, 2022.

Financial Summary

Operating Results for the Three Months Ended September 30, 2022

Net Income (Loss).  We recorded net income of $124,000 for the three months ended September 30, 2022, an increase of $239,000 from a net loss of $115,000 recorded for the three months ended September 30, 2021. This increase was primarily due to a $915,000 increase in net interest income after provision for loan losses, which was partially offset by a $449,000 increase in noninterest expense, a $149,000 decrease in noninterest income and a $78,000 increase in income tax expense.

Net Interest Income.  Net interest income increased $885,000, or 29.2%, to $3.9 million for the three months ended September 30, 2022, from $3.0 million for the three months ended September 30, 2021. This increase was primarily due to a $624,000 increase in interest and fees on loans, a $245,000 increase in interest earned on taxable securities and a $65,000 increase in interest earned on other interest-earning assets.  The increase in interest and fees earned on loans was primarily due to a $22.3 million increase in the average amount of loans outstanding, from $330.4 million in the third quarter of 2021 to $352.7 million in the third quarter of 2022, and a 48 basis point increase in the yield earned on loans, from 3.53% for the third quarter of 2021 to 4.01% in the third quarter of 2022.  The increase in the yield earned on loans during the third quarter of 2022 was due to an increase in market rates as well as the collection of $212,000 in loan prepayment fees during the quarter.  The increase in loans was consistent with the Company's strategy to grow the loan portfolio.  The increase in interest earned on taxable securities was primarily due to the Company’s strategy to deploy excess liquidity into securities, which resulted in the average outstanding balance of securities increasing $34.9 million, or 38.8%, from $89.7 million for the third quarter of 2021 to $124.6 million for the third quarter of 2022.  These increases were partially offset by a $49,000 increase in interest expense.  Our net interest rate spread increased 78 basis points to 2.97% for the three months ended September 30, 2022, from 2.19% for the three months ended September 30, 2021. Our net interest margin also increased 78 basis points to 3.11% from 2.33% over the same period.

Provision for Loan Losses.  The Company did not make any provision for loan losses during the three months ended September 30, 2022, compared to a $30,000 provision during the three months ended September 30, 2021. The allowance for loan losses was $3.2 million, or 0.89%, of total loans at September 30, 2022, compared to $2.9 million, or 0.88% of total loans at December 31, 2021. Nonaccrual loans constituted 0.21% of total loans at September 30, 2022, compared to 0.31% of total loans at December 31, 2021.

Non-interest Income.  Non-interest income decreased $149,000, or 23.7%, to $479,000 for the three months ended September 30, 2022, from $628,000 for the three months ended September 30, 2021.  The decrease was primarily the result of a $365,000 decrease in net gain on sale of loans, partially offset by a $218,000 increase in income associated with changes in the market value of equity securities. The decrease in the net gain on sale of loans was primarily due to the decrease in the sale of mortgage loans held for sale, which decreased $26.6 million, from $32.2 million in the third quarter of 2021 to $5.6 million in the third quarter of 2022. The increase in the market value of marketable equity securities was due to an increase in the market value of mutual funds held in our deferred compensation plan.  We record an offsetting amount for the change in the market of equity securities in non-interest expense.

Non-interest Expense.  Non-interest expense increased $449,000, or 11.8%, to $4.3 million for the three months ended September 30, 2022 from $3.8 million for the three months ended September 30, 2021.  This increase was primarily due to a $391,000 increase in salaries and employee benefits expense.  The increase in salaries and benefits was due primarily to a $218,000 increase in the market value of mutual funds held in our deferred compensation plan.  We record an offsetting amount for the change in the market of equity securities in non-interest income.  The remaining increase in salaries and benefits expenses was primarily the result of a $65,000 increase in wages, a $39,000 increase in ESOP expense and a $21,000 increase in the accrual for incentive bonuses.

Operating Results for the Nine Months Ended September 30, 2022

Net (Loss) Income. We recorded a net loss of $172,000 for the nine months ended September 30, 2022, compared to net income of $354,000 recorded for the nine months ended September 30, 2021. This decrease was primarily due to a $2.4 million decrease in non-interest income, which was partially offset by a $1.3 million increase in net interest income after provision for loan losses, a $372,000 decrease in noninterest expense and a $217,000 decrease in income tax expense.

Net Interest Income.  Net interest income increased $1.5 million, or 15.6%, to $10.8 million for the nine months ended September 30, 2022 from $9.3 million for the nine months ended September 30, 2021. Interest and dividend income increased $1.4 million, or 12.9%, to $11.9 million for the nine months ended September 30, 2022, from $10.5 million for the nine months ended September 30, 2021. The increase was due primarily to an increase in interest earned on taxable securities and an increase in interest earned on loans.  Interest income on taxable securities increased $756,000, or 77.9% from $971,000 in the first nine months of 2021 to $1.7 million in the first nine months of 2022.  This increase was primarily due to the Company’s strategy to deploy excess liquidity into securities, which resulted in the average outstanding balance of securities increasing $52.4 million, or 68.5%, from $76.5 million for the first nine months of 2021 to $128.9 million for the same period of 2022.  The increase in interest income on loans was primarily the result of a 12 basis point increase in the yield earned on loans from 3.75% for the first nine months of 2021 to 3.87% for the same period in 2022 and a $7.4 million increase in average loans outstanding for the same period.  Interest expense decreased $91,000, or 7.6%, to $1.1 million for the nine months ended September 30, 2022, from $1.2 million for the nine months ended September 30, 2021. Our net interest rate spread increased 36 basis points to 2.73% for the nine months ended September 30, 2022, from 2.37% for the nine months ended September 30, 2021, while our net interest margin also increased 35 basis points to 2.86% from 2.51% over the same period.

Provision for Loan Losses.  Provision for loan losses for the nine months ended September 30, 2022 was $210,000 compared to $30,000 for the nine months ended September 30, 2021.  The increase in provision was primarily due to the increase in loans outstanding.

Non-interest Income.  Non-interest income decreased $2.4 million, or 70.8%, to $986,000 for the nine months ended September 30, 2022 from $3.4 million for the nine months ended September 30, 2021. This decrease was due primarily to a $1.1 million decrease in net gains on the sale of loans, an $887,000 decline in income associated with changes in the market value of marketable equity securities and a $456,000 decrease in loan servicing fees.  The decrease in the net gain on sale of loans was primarily due to the decrease in the sale of mortgage loans held for sale, which decreased $81.8 million, from $102.2 million in the first nine months of 2021 to $20.4 million in the same period of 2022.  The decrease in the market value of marketable equity securities was due to a decrease in the market value of mutual funds held in our deferred compensation plan.  The decrease in loan servicing fees was primarily due to the reversal of a $369,000 impairment previously recorded against the value of mortgage servicing rights in the first nine months of 2021. The value of mortgage servicing rights increased as a result of an increase in market interest rates.

Non-interest Expense.  Non-interest expense decreased $372,000, or 3.0%, to $11.9 million for the nine months ended September 30, 2022 from $12.3 million for the nine months ended September 30, 2021. This decrease was primarily due to a $444,000 decrease in salaries and employee benefits. The decrease in salaries and employee benefits primarily resulted from a $887,000 decline in the market value of marketable equity securities held in our deferred compensation plan.  This decrease was partially offset by a $443,000 increase in other salaries and benefits expenses, which was primarily the result of a $134,000 increase in wages, a $91,000 increase in ESOP expense and a $156,000 increase in the accrual for incentive bonuses.

Financial Condition at September 30, 2022

Total Assets.  Total assets decreased $10.3 million, or 1.9%, to $529.3 million at September 30, 2022 from $539.6 million at December 31, 2021. This decrease was primarily due to a $51.1 million decrease in cash and cash equivalents, partially offset by a $31.0 million increase in loans held for investment, a $6.0 million increase in available-for-sale investment securities and a $5.3 million increase in other assets.

Cash and Cash Equivalents.  Cash and cash equivalents decreased $51.1 million, or 76.5%, to $15.7 million at September 30, 2022 from $66.8 million at December 31, 2021. This decrease was primarily due to the purchase of $37.1 million in available-for-sale securities, $31.5 million of net loan growth, $19.0 million in originations of loans held for sale, $8.5 million in principal payments on FHLB advances and a $5.2 million decrease in deposits.  These decreases were partially offset by $10.0 million from the issuance of additional FHLB advances, $20.4 million from the sale of mortgage loans held for sale, $14.6 million from maturities, prepayments and calls of available-for-sale securities and an $8.4 million net increase in advance payments by borrowers for taxes and insurance.

Available-for-Sale Securities.  Available-for-sale securities increased $6.0 million, or 5.3%, to $118.4 million at September 30, 2022, from $112.4 million at December 31, 2021. The increase was primarily due to purchases of securities totaling $37.1 million during the nine months ended September 30, 2022, partially offset by maturities, prepayments and calls of securities totaling $14.6 million and a reduction in the unrealized gain held within the portfolio of $16.5 million, resulting in a net unrealized loss of $16.3 million at September 30, 2022.  The increase in securities purchases was the result of management’s strategy, implemented in the fourth quarter of 2021, to invest a significant portion of the Company’s liquidity that was held in cash and cash equivalents into securities with higher yields to increase future earnings, while maintaining a high degree of liquidity.

Loans Held for Sale.  Loans held for sale decreased $818,000, or 69.1%, to $365,000 at September 30, 2022, from $1.2 million at December 31, 2021. This decrease was due primarily to a decrease in the volume of first mortgage residential real estate loan originations sold into the secondary market as a result of the changing interest rate environment.  Mortgage loan originations and sales were $19.0 million and $20.4 million, respectively, during the first nine months of 2022 compared to $90.9 million and $102.2 million, respectively, for the same period in 2021.

Net Loans.  Net loans held for investment increased $30.9 million, or 9.6%, to $354.7 million at September 30, 2022, from $323.8 million at December 31, 2021. The majority of this growth was in commercial real estate loans which increased $22.5 million during this period to $207.7 million.  Also contributing to this growth was an increase in non-real estate commercial loans which grew $6.9 million during this period to $45.1 million.  The growth in these types of loans is consistent with the Company’s long-term loan strategy to increase the level of commercial and commercial real estate loans within our portfolio.

Other Assets. Other assets increased $5.3 million, or 86.7%, from $6.1 million at December 31, 2021 to $11.4 million at September 30, 2022.  This increase was primarily due to a $4.6 million increase in deferred tax assets, which was primarily the result of the increase in unrealized losses on available-for-sale securities.  Other assets also increased as a result of a $471,000 increase in right of use lease assets as a result of the adoption of ASU 2016-02 in the first quarter of 2022, and a $189,000 increase in prepaid expenses, which was primarily due to the payment of annual insurance premiums in the first quarter of 2022.

Deposits.  Deposits decreased $5.2 million, or 1.4%, to $379.3 million at September 30, 2022, from $384.5 million at December 31, 2021. This decrease was primarily due to a $6.7 million decrease in money market accounts, a $2.4 million decrease in certificates of deposit and a $2.0 million decrease in interest bearing checking accounts. These decreases were partially offset by a $3.3 million increase in statement savings accounts and a $2.6 million increase in noninterest bearing checking accounts.

Advance Payments by Borrowers for Taxes and Insurance.  Advance payments by borrowers for taxes and insurance increased $8.3 million to $10.2 million at September 30, 2022 from $1.9 million at December 31, 2021. The increase was due to normal seasonal activity.

Borrowings.  Borrowings, consisting entirely of FHLB advances, increased $1.5 million, or 2.7%, to $56.9 million at September 30, 2022, from $55.4 million at December 31, 2021.

Total Stockholders’ Equity.  Total stockholders’ equity decreased $15.0 million to $75.9 million at September 30, 2022, from $90.9 million at December 31, 2021. The decrease was primarily due to a $16.5 million increase in net unrealized losses on available-for-sale securities, which net of taxes, resulted in a $12.0 million decrease in stockholders’ equity. The increase in net unrealized losses on available-for-sale securities resulted primarily from changes in market interest rates.  The decrease in stockholders' equity was also partially due to the repurchase and retirement of the Company's common stock during the third quarter of 2022 and an increase in unallocated common stock held by the ESOP.  During the third quarter of 2022, the Company repurchased 184,270 shares of its common stock, pursuant to the stock repurchase program that was adopted by the Board of Directors on July 29, 2022.  The repurchase of these shares resulted in a $2.0 million decrease in stockholders' equity.  See "Note 13 - Equity and Regulatory Matters" for additional information regarding the Company's stock repurchase program.  The increase in unallocated common shares held by the ESOP, was the result of additional shares purchased by the ESOP during the nine months ended September 30, 2022, which resulted in a $1.1 million decrease in stockholders' equity.

About 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. is the savings and loan holding company for PyraMax Bank.  The Company’s stock trades on the NASDAQ Capital Market under the symbol “BCOW”.  PyraMax Bank was established in 1895 as South Milwaukee Savings and Loan Association and has operated in the Milwaukee, Wisconsin market since that time.  PyraMax Bank is a full-service stock savings bank with its corporate office in Greenfield, Wisconsin, servicing customers in Milwaukee, Waukesha and Ozaukee counties through our six banking offices.

Forward-Looking Statements
This release may contain certain “forward-looking statements” that represent 1895 Bancorp of Wisconsin, Inc.’s current expectations or beliefs concerning future events.  Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning.  Forward-looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our most recent Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2022, as supplemented by our subsequent Quarterly Reports on Form 10-Q and other reports that we file with the SEC.  Our SEC filings are available free of charge at www.sec.gov. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by 1895 Bancorp of Wisconsin, Inc. or on its behalf.  1895 Bancorp of Wisconsin, Inc. disclaims any obligation to update such forward-looking statements.

1895 Bancorp of Wisconsin, Inc.
Condensed Consolidated Balance Sheets -Unaudited
(In thousands)

	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Assets
Cash and cash equivalents	$ 15,702	$ 20,221	$ 50,586	$ 66,803
Available for sale securities, stated at fair value	118,414	126,676	132,722	112,440
Loans, held for sale	365	262	944	1,183
Loans	357,920	352,751	326,703	326,647
Allowance for loan losses	3,180	3,132	3,017	2,858
Net loans	354,740	349,619	323,686	323,789
Other assets	40,096	38,848	38,347	35,424
TOTAL ASSETS	$ 529,317	$ 535,626	$ 546,285	$ 539,639

Liabilities and Stockholders' Equity
Deposits	$ 379,298	$ 383,062	$ 390,953	$ 384,501
FHLB advances	56,951	57,435	58,449	55,442
Other liabilities	17,165	14,163	11,681	8,803
Total Liabilities	453,414	454,660	461,083	448,746

Stockholders' Equity	75,903	80,966	85,202	90,893
Total Liabilities and Stockholders' Equity	$ 529,317	$ 535,626	$ 546,285	$ 539,639

Selected Asset Quality Data:
Nonaccrual to total loans	0.21%	0.23%	0.29%	0.31%
ALLL to total loans (Excluding Loans held for sale)	0.89%	0.89%	0.93%	0.88%

Condensed Consolidated Statements of Operations-Unaudited
(In thousands, except share and per share data)

	Three months ended		Nine months ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Total interest and dividend income	$ 4,315	$ 3,381	$ 11,868	$ 10,509
Total interest expense	398	349	1,108	1,199
Net interest income	3,917	3,032	10,760	9,310
Provision for loan losses	—	30	210	30
Net interest income after provision for loan losses	3,917	3,002	10,550	9,280
Noninterest income	479	628	986	3,371
Noninterest expense	4,251	3,802	11,880	12,252
Income (loss) before income taxes	145	(172)	(344)	399
Income tax expense	21	(57)	(172)	45
Net income (loss)	$ 124	$ (115)	$ (172)	$ 354

Earnings (loss) per common share:
Basic	$ 0.02	$ (0.02)	$ (0.03)	$ 0.06
Diluted	$ 0.02	$ (0.02)	$ (0.03)	$ 0.06

Average common shares outstanding:
Basic	5,810,185	6,011,247	5,842,184	6,035,289
Diluted	5,983,241	6,011,247	5,842,184	6,262,722

Selected Ratios:
Interest rate spread	2.97%	2.19%	2.73%	2.37%
Net interest margin	3.11%	2.33%	2.86%	2.51%